Exhibit 10.12

Execution Copy

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made as of September 15, 2013, by and between Akebia Therapeutics, Inc., a Delaware corporation (the “Company”), and Joseph H. Gardner (“Gardner”).

WHEREAS, the Company desires to engage Gardner, and Gardner desires to serve the Company, as a consultant in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and Gardner hereby agree as follows:

1. Retention; Contract Period. The Company will retain Gardner, and Gardner will make himself available to serve the Company, as a consultant on the terms and subject to the conditions set forth in this Agreement. The term of Gardner’s services will commence as of September 15, 2013 (the “Effective Date”) and, subject to Section 5, will continue until terminated in accordance with this Agreement (the “Contract Period”).

2. Nature of Service. During the Contract Period, Gardner will make himself generally available to consult with the Company on an as-needed basis regarding any matters on which the Company’s chief executive officer or any other representative of the Company requests his advice, including, but not limited to, matters pertaining to the Company’s intellectual property and management, provided that such requested assistance shall not exceed or require more than 20 hours per month; provided, however, that if occasions arise that represent a potential conflict of interest or competition with Aerpio Therapeutics, Inc. or its successors, as determined by Gardner in his sole and absolute discretion, then Gardner will recuse himself from the particular services and such recusal shall be permissible.

3. Compensation. As compensation for Gardner’s services, the Company award Gardner 19,398 shares of the Company’s common stock (the “Stock Award”) subject to the same vesting schedule afforded to the Directors of the Company and attached hereto as Exhibit A.

4. Reimbursement for Expenses. The Company will reimburse Gardner for all reasonable, ordinary and necessary business expenses incurred by him in the performance of his duties, provided that Gardner provides documentation evidencing such expenses as may be reasonably requested by the Company.

5. Termination.

(a) Death. This Agreement will terminate immediately upon Gardner’s death.

(b) For Cause. The Company may terminate this Agreement for “Cause” if Gardner:

(i) materially breaches this Agreement or any other agreement between the Company and him, and does not cure such breach within 30 days of receipt of written notice from the Company specifying the breach and referring to the Company’s right to terminate this Agreement for Cause;

(ii) is convicted for or pleads nolo contendere to any felony involving moral turpitude;

(iii) commits an act or series of acts of gross misconduct, gross negligence, fraudulent conduct, or misappropriation of funds or property of the Company or any of its affiliates in the course of performing his services under this Agreement or any other agreement between the Company and him; or

(iv) does not respond in a reasonably timely manner when called upon to provide services to the Company.

Subject to the notice period provided in clause (i) above, any termination of this Agreement for Cause will be effective immediately upon the Company giving notice of termination to Gardner.

(c) Without Cause. The Company may terminate this Agreement for any reason or for no reason, with or without “Cause,” upon 30 days’ prior written notice to Gardner. On and after the second anniversary of this Agreement, Gardner may terminate this Agreement for any reason or for no reason, with or without “Cause,” upon 30 days’ prior written notice to the Company.

6. Payments Upon Termination. Upon any termination of this Agreement for any reason, the Company will pay to Gardner all reimbursable expenses that were unpaid through the date of termination but will not be obligated to make any further payment or be obligated to provide any further benefits to Gardner. The compensation due or paid by the Company to Gardner shall be non-forfeitable and shall not be subject to set off or reduced in any manner.

7. Confidentiality. Gardner will have access to and will participate in the development of and will be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and its affiliates, including but not limited to (i) customer lists; related records and compilations of information; the identity, lists or descriptions of any new customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals, (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas and potential new business locations; and (iii) all other tangible and intangible property and intellectual property which is used in the business and operations of the Company and its affiliates but not made public. The foregoing is collectively referred to as the “Confidential Information.” The term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by Gardner), or (y) that Gardner receives on a non-confidential basis from a source (other than the Company, its affiliates or their representatives) that is not known by Gardner to be bound by an obligation of secrecy or confidentiality to any of the Company or its affiliates. Gardner shall not disclose, use or make known for his or another’s benefit other than for the benefit of the Company and its affiliates any Confidential Information or use such Confidential Information in any way. Upon the termination of this Agreement or Gardner’s engagement with the Company for any reason, Gardner shall immediately return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media). Notwithstanding the foregoing, Gardner is permitted to provide this Agreement to Aerpio Therapeutics, Inc. or its successors.

8. Return of Records. At the end of the Contract Period , Gardner will deliver to the Company any and all information, data, lists, property, records, reports, memoranda, and notes that are in his possession or under his control or that were prepared or acquired in the course of performing his services under this Agreement, together with all equipment and other property that belongs to the Company (collectively, “Company Property”). Gardner agrees not to take with him any such Company Property.

9. Intellectual Property. Gardner agrees to disclose and hereby assigns to the Company, or its respective nominee, all rights to every discovery, invention, improvement, innovation, design, and other definite and useful idea or compilation of information of value (the “Intellectual Property”) that Gardner may make or originate, individually or with others, at any time during the Contract Period, resulting from Gardner’s performance of services for the Company. Gardner will fully cooperate with the Company, at any time during, or within six months after, the Contract Period and at the Company’s cost, in securing, in the name of the Company or its designees, rights with respect to the Intellectual Property.

10. Independent Contractor. Gardner acknowledges and agrees that his status at all times shall be that of independent contractor, and that he may not, at any time, act as an employee, agent, or representative for or on behalf of the Company, for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever. In recognition of Gardner’s status as an independent contractor, he hereby waives any rights as an employee or deemed employee of the Company. In addition, while performing the services contemplated by this Agreement, Gardner shall be responsible for complying with all applicable federal, state, and local laws, ordinances, and regulations related to such services performed hereunder.

11. Taxes. Gardner shall pay directly all taxes associated with the compensation he receives under this Agreement. Gardner acknowledges the separate responsibility for the payment of all such taxes, and agrees to indemnify the Company and hold the Company harmless from and against any and all liability, claims, costs, and expenses that any of them may suffer or incur arising out of any failure by Gardner to pay promptly any such tax as required by any applicable law.

12. Relationship With Others. The parties agree that the profitability and goodwill of the Company depends on continued amicable relations with its customers and suppliers, and Gardner agrees that he will not cause, request, or advise any customers or suppliers of the Company to curtail or cancel their business with the Company.

13. Remedies. In addition to other remedies provided by law or equity, upon a breach by Gardner of any of the covenants contained in this Agreement, the Company will be entitled to have a court of competent jurisdiction enter a temporary restraining order, a temporary or permanent injunction, and/or other injunctive relief, all without any showing of irreparable harm or damage, prohibiting any further breach of such covenants.

14. Assignment; Binding Effect. This Agreement may not be assigned, except upon the written consent of the other party hereto; provided that the Company may assign this Agreement to any of its affiliates without the consent of Gardner. This Agreement will be binding upon and inure to the benefit of Gardner and the Company and their permitted assigns.

15. Entire Agreement; Amendments; Waivers. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and will supersede any prior agreement between the Company and Gardner relating to the subject matter hereof that may be in effect on the Effective Date. This Agreement may not be amended orally but only by a written agreement signed by Gardner and the Company. The terms or covenants of this Agreement may be waived only by a written instrument specifically referring to this Agreement, executed by the party waiving comp1iance. The failure of Gardner or the Company at any time to require performance of any of obligations under this Agreement will in no manner affect the other party’s right to enforce any provisions of this Agreement at a subsequent time, and the waiver by either party of any right arising out of any breach wil1 not be construed as a waiver of any right arising out of any subsequent breach.

16. Notices. Any notice, request, or instruction to be given under this Agreement will be deemed to have been given (a) when it is delivered, (b) the day after it is sent by overnight courier, or (c) when it is sent by facsimile or email, with confirmation of receipt, addressed as follows (or to such other addresses as may be designated by written notice to the other party):

If to the Company:

Akebia Therapeutics

Attn: Chief Executive Officer

Suite 420 Carver Road

Cincinnati, OH 45242

Phone No.: 513-985-1921

Fax No.: 513-985-0999

With a copy to:

Thompson Hine

312 Walnut Street, 14th Floor

Cincinnati, Ohio 45202

Fax: 513-241-4771

Attn: David J. Willbrand

If to Gardner:

Joseph H. Gardner

4060 Boomer Road

Cincinnati, OH 45247

With a copy to:

Dinsmore & Shohl LLP

Attn: Lee M. Stautberg, Esq.

255 East Fifth Street

Suite1900

Cincinnati, Ohio 45202

17. Severability. Any provision of this Agreement that is prohibited or unenforceable will be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions of this Agreement and such remaining portions will continue to be in full force and effect.

18. Governing Law. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Ohio, notwithstanding any conflict of law provision to the contrary.

19. Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

(signature page follows)

Exhibit 10.12

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above to become effective as of the Effective Date.

AKEBIA THERAPEUTICS, INC.

By:	/s/ Muneer A. Satter	/s/ Joseph H. Gardner
Name: Muneer A. Satter		JOSEPH H. GARDNER
Title: Chairman